Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.:  333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw your indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded.  Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class B-4, Class B-5 and Class B-6 Certificates.  Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Initial Certificate Principal Balance or Notional Amount (1)	Approximate Initial Pass Through Rate	Principal Types	Interest Types	Initial Rating of Offered Certificates (2)
					S&P	Fitch
Offered Certificates
Class A-1	$31,426,700	6.00%	Super Senior	Fixed Rate	AAA	AAA
Class A-2	$256,082,000	6.25%	Super Senior	Fixed Rate	AAA	AAA
Class A-3	$24,213,000	6.25%	Super Senior	Fixed Rate	AAA	AAA
Class A-4	$1,038,956	6.00%	Senior Support	Fixed Rate	AAA	AAA
Class A-5	$10,232,191	6.25%	Senior Support	Fixed Rate	AAA	AAA
Class A-R	$100	6.00%	Senior/Residual	Fixed Rate	AAA	AAA
Class A-P	$390,629	(3)	Senior/Ratio Strip	Principal Only	AAA	AAA
Class A-X	(4)	6.00%	Senior/Notional Amount	Fixed Rate/ Interest Only	AAA	AAA
Class B-I	(5)	6.00%	Subordinate/Notional Amount	Fixed Rate/ Interest Only	AA+	AA+
Class B-1	$4,509,000	6.00%	Subordinate	Fixed Rate	AA	AA
Class B-2	$2,339,000	6.00%	Subordinate	Fixed Rate	A	A
Class B-3	$668,000	6.00%	Subordinate	Fixed Rate	BBB	BBB
Non-Offered Certificates
Class B-4	$1,671,000	6.00%	Subordinate	Fixed Rate	BB	BB
Class B-5	$334,000	6.00%	Subordinate	Fixed Rate	B	B
Class B-6	$1,169,366	6.00%	Subordinate	Fixed Rate	NR	NR

___________________

(1)

Approximate, subject to adjustment as described in the prospectus supplement.

(2)

A description of the ratings of the offered certificates is set forth under the heading “Ratings” in the prospectus supplement.

(3)

The Class A-P Certificates are principal only certificates and will not be entitled to distributions in respect of interest.

(4)

The Class A-X Certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class A-X notional amount (initially, approximately $21,771,397), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(5)

The Class B-I Certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class B-I notional amount (initially, approximately $400,175), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

The Offered Certificates will also have the following characteristics:

Class	Record Date (1)	Delay/ Accrual Period (2)	Interest Accrual Convention	Final Scheduled Distribution Date (3)	Expected Final Distribution Date (4)	Minimum Denominations	Incremental Denominations	CUSIP Number
Class A-1	CM	24	30/360	January 2038	September 2037	$25,000.00	$1	57646N AA7
Class A-2	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AB5
Class A-3	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AC3
Class A-4	CM	24	30/360	January 2038	September 2037	$25,000.00	$1	57646N AD1
Class A-5	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AE9
Class A-R			30/360	January 2038	January 2008	$100.00	NA	57646N AF6
Class A-P	CM	24	30/360	January 2038	August 2037	$25,000.00	$1	57646N AG4
Class A-X	CM	24	30/360	January 2038	November 2037	$100,000.00	$1	57646N AH2
Class B-1	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AK5
Class B-2	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AL3
Class B-3	CM	24	30/360	January 2038	November 2037	$25,000.00	$1	57646N AM1
Class B-I	CM	24	30/360	January 2038	October 2037	$100,000.00	$1	57646N AJ8

(1)

CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)

24 = For any Distribution Date, the period from and including the first day of the calendar month immediately preceding the month in which such Distribution Date occurs, commencing January 1, 2008 to and including the last day of that month.  Each Interest Accrual Period will be treated as being a 30-day period of a 360-day year.

(3)

These dates represent the distribution dates occurring in the month following the maturity date of the latest maturing loan in the related collateral group or groups, as applicable.

(4)

The expected final distribution date for each class of offered certificates is based upon (i) 300% of the related PSA, and with respect to the subordinate certificates, 300% of the PSA related to each group (as defined in “Prepayment and Yield Considerations—Modeling Assumptions” in the prospectus supplement) and (ii) the modeling assumptions used in the prospectus supplement as described under “Prepayment and Yield Considerations—Modeling Assumptions.”